Exhibit 5.1

November 6, 2013

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, California 95008

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Barracuda Networks, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 1,323,978 shares of Common Stock reserved for issuance pursuant to the Barracuda Networks, Inc. 2004 Stock Plan, 9,847,100 shares of Common Stock reserved for issuance pursuant to the Barracuda Networks, Inc. 2012 Equity Incentive Plan, 56,425 shares of Common Stock reserved for issuance pursuant to the SignNow, Inc. 2011 Equity Incentive Plan and 5,462 shares of Common Stock reserved for issuance pursuant to the Purewire, Inc. 2008 Stock Incentive Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.